Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Audit – Tax – Advisory

Grant Thornton LLP
201 S. College Street Suite 2500 Charlotte, NC 28244

T 704.632.3500 F 704.334.7701 www.GrantThornton.com

Board of Directors and Shareholders

StellarOne Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheets of StellarOne Corporation (a Virginia corporation) and subsidiary (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StellarOne Corporation and subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2013 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

March 15, 2013

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

Consolidated Balance Sheets

As of December 31

(Dollars in Thousands)

	2012	2011

Assets
Cash and due from banks	$55,546	$40,931
Federal funds sold	1,552	21,117
Interest-bearing deposits in banks	32,851	37,922

Cash and cash equivalents	89,949	99,970
Investment securities, at fair value	553,476	477,964
Mortgage loans held for sale	37,778	42,027
Loans receivable, net of allowance for loan losses, 2012, $29,824; 2011, $32,588	2,049,769	1,998,842
Premises and equipment, net	72,060	74,602
Accrued interest receivable	8,265	8,908
Core deposit intangibles, net	3,462	5,011
Goodwill	113,652	113,652
Bank owned life insurance	44,182	42,413
Foreclosed assets	5,760	8,575
Other assets	44,851	45,964

Total assets	$3,023,204	$2,917,928

Liabilities
Deposits:
Noninterest-bearing	$362,713	$310,756
Interest-bearing	2,121,611	2,084,844

Total deposits	2,484,324	2,395,600
Federal Home Loan Bank advances	55,000	60,000
Subordinated debt	32,991	32,991
Accrued interest payable	1,682	2,122
Deferred income tax liability	3,810	2,654
Other liabilities	13,755	10,388

Total liabilities	2,591,562	2,503,755

Stockholders’ Equity
Preferred stock; no par value; 5,000,000 share authorized; no shares issued and outstanding	—	—
Common stock; $1 par value; 35,000,000 shares authorized; 2012: 22,889,091 shares issued and outstanding; 2011: 22,819,000 shares issued and outstanding	22,889	22,819
Additional paid-in capital	271,747	271,080
Retained earnings	127,099	110,940
Accumulated other comprehensive income	9,907	9,334

Total stockholders’ equity	431,642	414,173

Total liabilities and stockholders’ equity	$3,023,204	$2,917,928

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income

For the Years Ended December 31

(Dollars in Thousands, except per share data)

	2012	2011	2010

Interest and Dividend Income
Loans, including fees	$103,192	$107,999	$114,828
Federal funds sold and deposits in other banks	110	282	251
Investment securities:
Taxable	6,623	7,049	8,475
Tax-exempt	5,131	5,531	4,368

Total interest income	115,056	120,861	127,922

Interest Expense
Deposits	15,407	21,117	28,943
Federal funds purchased and securities sold under agreements to repurchase	26	32	29
Federal Home Loan Bank advances	1,674	2,158	3,866
Subordinated debt	1,372	1,133	1,074

Total interest expense	18,479	24,440	33,912

Net interest income	96,577	96,421	94,010
Provision for loan losses	5,550	12,700	22,850

Net interest income after provision for loan losses	91,027	83,721	71,160

Noninterest Income
Retail banking fees	15,424	15,291	16,237
Fiduciary and brokerage fee income	5,202	4,946	4,756
Mortgage banking-related fees	8,909	8,186	9,388
Losses on mortgage indemnifications and repurchases	(593)	(232)	(2,265)
Gain on sale of financial center	—	—	748
Gains on sale of premises and equipment	68	84	199
Gains on securities available for sale	528	509	1,268
Losses on sale / impairments of foreclosed assets	(1,491)	(1,564)	(1,147)
Income from bank owned life insurance	1,768	1,298	1,296
Insurance income	1,217	777	603
Other operating income	3,311	1,756	2,186

Total noninterest income	$34,343	$31,051	$33,269

The accompanying notes are an integral part of these consolidated financial statements.

	2012	2011	2010
Non-interest Expense
Compensation and employee benefits	$51,375	$50,200	$45,898
Net occupancy	8,593	8,259	8,389
Equipment	8,220	8,402	8,401
Amortization-intangible assets	1,549	1,651	1,651
Marketing	1,376	953	1,146
State franchise taxes	2,255	2,384	2,216
FDIC insurance	2,235	2,679	5,518
Data processing	2,929	2,721	2,398
Professional fees	2,886	2,889	2,600
Telecommunications	1,660	1,647	1,686
Other operating expenses	12,050	12,498	13,056

Total noninterest expense	95,128	94,283	92,959

Income before income taxes	30,242	20,489	11,470
Income tax expense	8,079	4,604	1,705

Net income	$22,163	$15,885	$9,765
Dividends and accretion on preferred stock	—	(2,455)	(1,865)

Net income available to common shareholders	$22,163	$13,430	$7,900

Basic net income per common share available to common shareholders	$0.96	$0.59	$0.35

Diluted net income per common share available to common shareholders	$0.96	$0.59	$0.35

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31

(Dollars in Thousands)

	2012		2011		2010
Net income		$22,163		$15,885		$9,765
Other comprehensive income, net of tax:
Unrealized holding gains arising during the period (net of tax 2012: $620, 2011: $3,659, 2010: $429)	$1,153		$6,796		$797
Reclassification adjustment (net of tax 2012: $185, 2011: $178, 2010: $405)	(343)		(331)		(753)
Change in pension and post retirement liability (net of tax 2012: $104, 2011: $127, 2010: $125)	193		(236)		(231)
Change in cash flow hedge market value (net of tax 2012: $232, 2011: $316, 2010: $34)	(430)		(586)		64

Other comprehensive income (loss)		573		5,643		(123)

Total comprehensive income		$22,736		$21,528		$9,642

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31

(Dollars in Thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2009	$28,398	$22,661	$268,965	$96,947	$3,814	$420,785
Net income	—	—	—	9,765	—	9,765
Other comprehensive loss	—	—	—	—	(123)	(123)
Cash dividends paid or accrued:
Common ($.16 per share)	—	—	—	(3,659)	—	(3,659)
Preferred cumulative 5%	—	—	—	(1,500)	—	(1,500)
Accretion on preferred stock discount	365	—	—	(365)	—	—
Stock-based compensation expense (26,615 shares)	—	27	631	—	—	658
Exercise of stock options (60,322 shares)	—	60	451	—	—	511

Balance, December 31, 2010	$28,763	$22,748	$270,047	$101,188	$3,691	$426,437

Net income	$—	$—	$—	$15,885	$—	$15,885
Other comprehensive income	—	—	—	—	5,643	5,643
Cash dividends paid or accrued:
Common ($.16 per share)	—	—	—	(3,678)	—	(3,678)
Preferred cumulative 5%	—	—	—	(1,218)	—	(1,218)
Accretion on preferred stock discount	324	—	—	(324)	—	—
Repurchase of preferred stock issued to the U.S. Treasury and associated accelerated accretion	(29,087)	—	—	(913)	—	(30,000)
Stock-based compensation expense (39,018 shares)	—	39	755	—	—	794
Exercise of stock options (31,920 shares)	—	32	278	—	—	310

Balance, December 31, 2011	$—	$22,819	$271,080	$110,940	$9,334	$414,173

Net income	$—	$—	$—	$22,163	$—	$22,163
Other comprehensive income	—	—	—	—	573	573
Common dividends paid ($.26 per share)	—	—	—	(6,004)	—	(6,004)
Stock-based compensation expense (66,899 shares)	—	67	879	—	—	946
Exercise of stock options (3,192 shares)	—	3	(212)	—	—	(209)

Balance, December 31, 2012	$—	$22,889	$271,747	$127,099	$9,907	$431,642

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

For the Years Ended December 31

(In Thousands)

	2012	2011	2010
Cash Flows from Operating Activities
Net income	$22,163	$15,885	$9,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,263	6,492	6,801
Amortization of intangible assets	1,549	1,651	1,651
Provision for loan losses	5,550	12,700	22,850
Deferred tax expense	1,156	2,215	271
Employee benefit plan expense	223	191	178
Stock-based compensation expense	946	794	658
Losses / impairments of foreclosed assets	1,491	1,149	1,147
Losses on mortgage indemnifications and repurchases	593	232	2,265
Gains on sale of premises and equipment	(68)	(84)	(199)
Gain on sale of financial center	—	—	(748)
Gains on sale of securities available for sale	(528)	(509)	(1,268)
Mortgage banking-related fees	(8,909)	(8,186)	(9,388)
Proceeds from sale of mortgage loans	307,640	424,368	526,618
Origination of mortgage loans for sale	(294,482)	(406,487)	(524,787)
Amortization of securities premiums and accretion of discounts, net	1,914	1,593	1,672
Income on bank owned life insurance	(1,769)	(1,298)	(1,296)
Changes in assets and liabilities:
Decrease in accrued interest receivable	643	409	142
Decrease in other assets	2,645	7,995	6,311
Decrease in accrued interest payable	(440)	(156)	(1,348)
Increase (decrease) in other liabilities	1,505	1,364	(4,210)

Net cash provided by operating activities	$48,085	$60,318	$37,085

Cash Flows from Investing Activities
Proceeds from maturities, calls and principal payments of securities available for sale	$134,405	$129,617	$127,279
Proceeds from sales of securities available for sale	55,362	13,836	29,469
Purchase of securities available for sale	(265,421)	(231,318)	(159,561)
Proceeds from maturities and principal payments of securities held to maturity	—	—	425
Net (increase) decrease in loans	(60,653)	43,226	47,732
Purchase of bank owned life insurance	—	(10,000)	—
Proceeds from sale of premises and equipment	1,469	145	1,014
Purchase of premises and equipment	(6,685)	(3,680)	(3,333)
Proceeds from sale of foreclosed assets	5,906	8,030	6,516

Net cash (used) provided by investing activities	$(135,617)	$(50,144)	$49,541

Cash Flows from Financing Activities
Net increase in demand, money market and savings deposits	$171,427	$35,578	$116,613
Net decrease in certificates of deposit	(82,703)	(26,082)	(166,631)
Principal payments on Federal Home Loan Bank advances	(5,000)	(25,000)	(45,000)
Exercise of stock options	(209)	310	511
Repurchase of preferred stock issued to the U.S. Treasury	—	(30,000)	—
Cash dividends paid	(6,004)	(4,896)	(5,159)

Net cash provided (used) by financing activities	$77,511	$(50,090)	$(99,666)

Decrease in cash and cash equivalents	$(10,021)	$(39,916)	$(13,040)

Cash and Cash Equivalents
Beginning	99,970	139,886	152,926

Ending	$89,949	$99,970	$139,886

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$18,919	$28,839	$39,816

Income taxes	$6,569	$2,310	$2,300

Supplemental Schedule of Noncash Activities
Foreclosed assets acquired in settlement of loans	$4,565	$7,067	$14,052

The accompanying notes are an integral part of these consolidated financial statements.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 1. Significant Accounting Policies

Nature of Operations and Consolidation

StellarOne Corporation is a Virginia bank holding company headquartered in Charlottesville, Virginia. Our sole banking subsidiary is StellarOne Bank headquartered in Christiansburg, Virginia. Additional subsidiaries include VFGLLT and FNBST, both of which are associated with our subordinated debt issuances and are not subject to consolidation. In addition, we hold a 24.6% membership interest in Virginia Title Center, LLC. We account for this investment under the equity method, due to the fact that we exercise significant influence over the company. The consolidated statements include the accounts of the company and our wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

Through our subsidiary bank, we provide a full array of banking services through fifty-four full-service financial centers throughout Virginia. Among such services are those traditionally offered by banks including commercial and consumer demand and time deposit accounts, mortgage, comprehensive wealth management, financial and estate-planning services, and commercial and consumer loans. We also provide a network of automated transaction locations, phone banking and a transactional internet banking product.

Risks and Uncertainties

In our normal course of business, we encounter two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are subject to interest rate risk to the degree that our interest-bearing liabilities mature or re-price more rapidly or on a different basis than our interest-earning assets. Credit risk is the risk of default on our loan portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, securities and the valuation of real estate we hold.

The determination of the ALLL and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2012, the ALLL is adequate and the valuation of real estate associated with specific reserves is appropriate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases in the ALLL.

We are subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, we undergo periodic examinations by regulatory agencies, which may subject us to further changes based on the regulators’ judgments about information available to them at the time of their examinations.

Basis of Presentation

Our accounting and reporting policies conform to USGAAP and to accepted practices within the banking industry. The following is a description of the more significant of those policies and practices.

Certain items in prior financial statements have been reclassified to conform to the current presentation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest bearing deposits in other banks. Generally, federal funds are purchased and sold for one day periods.

Concentrations and Restrictions in Cash and Cash Equivalents

We maintain deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions. We were required to have $10 million of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory daily average reserve and clearing requirements as of December 31, 2011. We reduced our clearing balance requirement to zero in March 2012, which remained at December 31, 2012. These deposits with the Federal Reserve Bank did not earn interest.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Use of Estimates

In preparing consolidated financial statements in conformity with USGAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, accrued mortgage indemnification losses, the valuation of foreclosed real estate, the recoverability of goodwill and intangible assets, and the recoverability of deferred tax assets.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Except for realized losses charged to earnings for other-than-temporary-impairment deemed to be credit-related, unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are included in accumulated other comprehensive income in stockholders’ equity until realized. The initial classification of securities is determined at the date of purchase. We do not have any pooled or private label trust preferred securities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated increase in fair value.

Management has determined that other-than-temporary impairment exists for equity securities and should be recorded (1) if the fair value of an equity security represents less than 70% of the book value of a security regardless of loss period; or (2) if the loss period has been more than 18 months regardless of the fair value’s relationship to carrying value. If either of these conditions does not exist, but management becomes aware of possible impairment outside of this scope, management will conduct additional research to determine if market price recoveries can reasonably be expected to occur within an acceptable forecast period. For purposes of this analysis, a near term recovery period has been defined as 3-6 months.

As of December 31, 2012 and 2011, we held no equity securities in our investment portfolio.

We are a member of the Federal Reserve Bank and the FHLB and are required to hold stock in each institution. These equity securities are restricted from trading and are recorded in other assets at a cost of $18.3 million and $20.1 million at December 31, 2012 and 2011, respectively. These are considered cost basis securities for which the associated cost approximates fair value.

Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of the cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the cost of an investment is influenced by criteria such as (1) the significance of the decline in net assets of the issuing bank as compared to the capital stock amount for that bank and the length of time this situation has persisted, (2) commitments by the issuing bank to make payments required by law or regulation and the level of such payments in relation to the operating performance of that bank, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the issuing bank.

Based on evaluation of criteria under ASC Topic 320, management believes that no impairment charge in respect of the restricted stock is necessary as of December 31, 2012.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Loans Held For Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. We typically release the mortgage servicing rights when the loans are sold.

We account for the transfer of financial assets in accordance with authoritative accounting guidance which is based on consistent application of a financial-components approach that recognizes the financial and servicing assets we control and the liabilities we have incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The guidance provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings.

As is customary in such sales, we provide indemnifications to the buyers under certain circumstances, mainly standard representations and warranties. These indemnifications may include our repurchase of loans. Repurchases and losses since 2009 have been elevated and we currently have an allowance recorded for expected losses.

We enter into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Time elapsing between issuance of a loan commitment and closing and sale of the loan generally ranges from 5 to 20 days. We protect ourselves from changes in interest rates through the use of best efforts forward delivery contracts, whereby we commit to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, we are not exposed to losses nor will we realize significant gains related to our rate lock commitments due to changes in interest rates.

The market value of rate lock commitments and best efforts contracts is not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded in stand-alone markets. We determine the fair value of rate lock commitments and best efforts contracts by measuring the change in the value of the underlying asset while taking into consideration the probability that the rate lock commitments will close. Due to high correlation between rate lock commitments and best efforts contracts, no significant gains or losses have occurred on the rate lock commitments for the years ended December 31, 2012, 2011 or 2010.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Loans

Through our banking subsidiary, we grant mortgage, commercial and consumer loans to customers, all of which are considered financing receivables. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area.

Loans that we have the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. These amounts are generally being amortized over the contractual life of the loan.

The accrual of interest on construction and land development, mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Deposit overdrafts and other loans are typically charged off no later than 120 days past due. Consumer installment loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future collection of principal and interest are reasonably assured.

Certain loans are classified as TDRs, if we granted a concession to the borrower for economic or legal reasons related to the borrower’s financial difficulties that we would not otherwise consider. For loans classified as TDRs, we further evaluate the loans as performing or nonperforming. If, at the time of restructure, the loan is on accrual status, it will be classified as performing. TDRs originally classified as nonperforming are able to be reclassified as performing TDRs, if, subsequent to restructure, they experience six months of consecutive payment performance according to the restructured terms. Further, a TDR may be subsequently removed from impaired status if it meets the following criteria:

•	At the time of restructure, the loan was made at or above a market rate of interest.

•	The loan has shown at least 6 months of payment performance in accordance with the restructured terms.

•	The loan has been reported as a TDR in at least one annual filing on Form 10-K.

Annually during the second quarter, we review those loans designated as TDRs for compliance with the previously stated criteria to determine which can be removed from the designation.

Allowance for Loan Losses

The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan balances are charged off against the allowance when management believes a loan balance is confirmed uncollectable. Subsequent recoveries, if any, are credited to the allowance.

We conduct an analysis of the loan portfolio on a regular basis. This analysis is used in assessing the sufficiency of the allowance for loan losses and in the determination of the necessary provision for loan losses. The review process generally begins with the identification of problem loans to be reviewed on an individual basis for impairment. When a loan has been identified as impaired, a specific reserve may be established based on our calculation of the loss embedded in the individual loan. In addition to specific reserves on impaired loans, we have a nine point grading system for each non-homogeneous loan in the portfolio to reflect the risk characteristic of the loan. The loans identified and measured for impairment are segregated from risk-rated loans within the portfolio. Loans are then grouped by loan type and, in the case of commercial and construction loans, by risk rating. Each loan type is assigned an allowance factor based on historical loss experience, economic conditions, overall portfolio quality including delinquency rates and commercial real estate loan concentrations. The ALLL is an accounting estimate and as such there is uncertainty associated with the estimate due to the level of subjectivity and judgment inherent in performing the calculation. Management’s evaluation of the ALLL also includes considerations of the following:

•	existing general economic and business conditions affecting our key lending areas,

•	credit quality trends,

•	collateral values,

•	loan volumes and concentrations,

•	seasoning of the loan portfolio,

•	specific industry conditions within portfolio segments,

•	recent loss experience in particular segments of the portfolio,

•	duration of the current business cycle, and

•	bank regulatory examination results.

The total of specific reserves required for impaired classified loans and the calculated reserves comprise the allowance for loan losses.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining whether a loan is impaired include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Additionally, management’s policy is generally to evaluate only those loans greater than $500 thousand for impairment and treat smaller credits as part of homogeneous pools to be evaluated collectively. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Larger groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment.

While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond our control, including the performance of our loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives ranging from three years to thirty-nine years; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Software is amortized over three years. Depreciation and amortization are recorded on the straight-line method. We did not record any impairment of long-lived assets for the years ended December 31, 2012, 2011, and 2010.

Goodwill and Intangible Assets

We have an aggregate goodwill balance of $113.7 million associated with previous merger transactions. Goodwill is associated with the commercial banking segment, as wealth management and mortgage banking were deemed immaterial at the time of allocation. For purposes of testing goodwill for impairment in 2012, we used multiple variations of market based approaches to value our reporting units. The market approach applies a market multiple, based on observed purchase transactions and/or price/earnings of our peer group for the reporting unit, to the last twelve months of net income or earnings before income taxes, depreciation and amortization or price/tangible book value.

Testing goodwill for impairment is a two-step process. The first step of the goodwill impairment test, which we employed in our analysis, involves estimating the fair value of the equity of the reporting unit. For purposes of this assignment, fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This type of value reflects the premise of value-in-use. Value-in-use is derived from the on-going operations of the business.

The fair value is then compared to the reporting unit’s carrying value of equity. In the event a reporting unit’s carrying value exceeds its estimated fair value, evidence of potential impairment exists. In such a case, the second step of the impairment test is required, which involves allocating the fair value of the reporting unit to all of the assets and liabilities of that unit, with the excess of fair value over allocated net assets representing the fair value of its goodwill. An impairment loss is measured as the amount, if any, by which the carrying value of the reporting unit’s goodwill exceeds the estimated fair value of that goodwill.

In 2012, based on the results of the first step of the impairment test, we determined that the carrying amount of goodwill did not exceed its estimated fair value at the valuation date of October 1. Because the carrying amount did not exceed the fair value, management did not perform the second step of the goodwill impairment test. Management considered factors that could lead to impairment between October 1, 2012 and December 31, 2012, and evaluated our overall business and the trading level of our stock in relation to both its book value and tangible book value. Based on these inputs, management concluded that no indications of impairment were present. Should management determine in a future period that the goodwill recorded in connection with acquisitions has been impaired, then a charge to earnings will be recorded in the period such determination is made.

Long-lived assets, including purchased intangible assets subject to amortization, such as the core deposit intangible asset, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. Management concluded that no circumstances indicating an impairment of these assets existed as of the balance sheet date.

Bank Owned Life Insurance

We have purchased BOLI. The proceeds are used to help defray employee benefit costs. We are the owner and beneficiary of the policies. BOLI is recorded on the consolidated balance sheets at its cash surrender value and changes in the cash surrender value are recorded in noninterest income. BOLI income is tax-exempt.

Short-Term Borrowings

We had uncollateralized, unused lines of credit totaling $70 million with nonaffiliated banks at December 31, 2012.

The average balance outstanding of short-term borrowings did not exceed 30 percent of stockholders’ equity during the years ended December 31, 2012 and 2011.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Management has not taken any tax positions that it deems to be considered uncertain. The IRS has examined our 2009 tax return.

It is our policy to recognize interest and/or penalties related to income tax matters in income tax expense. The company and our wholly-owned subsidiary file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income or loss of the consolidated group.

Stock-Based Compensation

We have a stock-based employee compensation plan under which nonqualified stock options may be granted periodically to certain employees. Stock options typically have an exercise price equal to at least the fair value of the stock on the date of grant, and vest based on continued service with the company for a specified period, generally from one to five years.

The authoritative guidance requires that new awards to employees eligible for retirement prior to the award becoming fully vested be recognized as compensation cost over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award.

There were no options granted during 2012, 2011 or 2010.

Earnings Per Common Share

Earnings per common share represents net income available to common stockholders, which represents net income less dividends paid or payable to preferred stock shareholders, divided by the weighted-average number of common shares outstanding during the period. For diluted earnings per common share, net income available to common shareholders is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options, as well as any adjustment to income that would result from the assumed issuance. The effects of stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Potential common shares that may be issued relate solely to outstanding stock options and restricted stock and are determined using the treasury stock method.

Dividend Reinvestment Plan

We have a Dividend Reinvestment Plan, which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on the stock’s fair market value on each dividend record date, and allows for voluntary contributions to purchase stock .

Foreclosed Assets

Real estate acquired through, or in lieu of, foreclosure is held for sale and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation are included in other operating expenses.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Advertising

The costs of advertising are expensed as incurred. Advertising expense of $1.4 million, $953 thousand, and $1.1 million were incurred in 2012, 2011 and 2010, respectively. This expense is included as the marketing line item on the Consolidated Income Statement.

Segment Information

Public business enterprises are required to report information about operating segments in annual financial statements and selected information in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance.

Management has determined that we have three reportable segments, Commercial Banking, Mortgage Banking and Wealth Management. Please see Note 19 for more information on our reportable segments.

Derivative Financial Instruments

Our hedging policies permit the use of various derivative financial instruments to manage interest rate risk or to hedge specified assets and liabilities. All derivatives are recorded at fair value on our balance sheet. We may be required to recognize certain contracts and commitments as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative. To qualify for hedge accounting, derivatives must be highly effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. We consider a hedge to be highly effective if the change in fair value of the derivative hedging instrument is within 80% to 125% of the opposite change in the fair value of the hedged item attributable to the hedged risk. If derivative instruments are designated as hedges of fair values, and such hedges are highly effective, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and are reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur. Actual cash receipts and/or payments and related accruals on derivatives related to hedges are recorded as adjustments to the interest income or interest expense associated with the hedged item. During the life of the hedge, we formally assesses whether derivatives designated as hedging instruments continue to be highly effective in offsetting changes in the fair value or cash flows of hedged items. If it is determined that a hedge has ceased to be highly effective, we will discontinue hedge accounting prospectively. At such time, previous adjustments to the carrying value of the hedged item are reversed into current earnings and the derivative instrument is reclassified to a trading position recorded at fair value.

Fair Value Measurement

We record certain of our assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Please see the fair value tables in Note 18.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

U.S. Treasury Capital Purchase Program

We were a participant in the U.S. Treasury Capital Purchase Program until December 28, 2011, when we completed our repurchase of preferred stock. During 2011, we repurchased the 30,000 shares of preferred stock originally issued on December 19, 2008, accelerating the accretion of $913 thousand discount and recording a total reduction in shareholders’ equity of $30 million. The 302,622 common stock warrants issued at the inception of the CPP purchase as a condition to our participation expire December 19, 2018 and remain outstanding.

Recently issued accounting pronouncements

In July 2012, the FASB issued ASU 2012-02, Intangibles-Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. The amendments in this Update are intended to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. This guidance becomes effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We will adopt the guidance effective the first quarter of 2013 and we do not anticipate any effect on our consolidated financial position or consolidated results of operations as a result of adoption.

In October 2012, the FASB issued ASU 2012-04 – Technical Corrections and Improvements. The amendments in this Update cover a wide range of topics within the codification, as they incorporate multiple improvements provided through the codification’s feedback process. Amendments have been made to source literature, guidance clarification, reference corrections and relocations of guidance. Amendments that do not have transition guidance were effective upon issuance. Amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012. We will adopt the guidance effective the first quarter of 2013 and we do not anticipate any effect on our consolidated financial position or consolidated results of operations as a result of adoption.

In October 2012, the FASB issued ASU 2012-06, Business Combinations (Topic 805) – Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution. The Update specifies that when a reporting entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement. This Update becomes effective for fiscal years and interim periods within those years beginning on or after December 15, 2012. We will adopt the guidance effective the first quarter of 2013 and we do not anticipate any effect on our consolidated financial position or consolidated results of operations as a result of adoption.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The Update seeks to improve the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under USGAAP to be reclassified in its entirety to net income. For other amounts that are not required under USGAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under USGAAP that provide additional detail about those amounts. This Update becomes effective for public entities prospectively for reporting periods beginning after December 15, 2012. We will adopt the guidance effective the first quarter of 2013 and we do not anticipate any effect on our consolidated financial position or consolidated results of operations as a result of adoption.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 2. Investment Securities

Amortized cost and estimated fair value of securities available for sale, with gross unrealized gains and losses as of December 31, 2012 and 2011 are as follows:

	2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

U.S. Treasuries	$20,000	$—	$—	$20,000
U. S. Government agencies	247,665	1,848	(17)	249,496
State and municipals	136,695	11,971	—	148,666
Corporate bonds	1,825	27	—	1,852
Collateralized mortgage obligations	5,119	214	—	5,333
Mortgage backed securities	108,360	5,020	—	113,380
Other	14,749	—	—	14,749

Total	$534,413	$19,080	$(17)	$553,476

	2011
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

U. S. Government agencies	$151,155	$1,370	$(58)	$152,467
State and municipals	148,933	10,582	—	159,515
Corporate bonds	4,478	140	—	4,618
Collateralized mortgage obligations	7,251	221	—	7,472
Mortgage backed securities	139,330	5,563	—	144,893
Other	8,999	—	—	8,999

Total	$460,146	$17,876	$(58)	$477,964

Other investments consist of Certificates of Deposit and investments in Small Business Administration loan funds. The carrying value of securities pledged to secure deposits and for other purposes amounted to $194.9 million and $157.4 million at December 31, 2012 and 2011, respectively.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

The amortized cost and estimated fair value of securities available for sale as of December 31, 2012 are shown below, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	2012
	Amortized	Estimated Fair Value
	Cost
Due in one year or less	$36,768	$36,964
Due after one year through five years	247,346	250,101
Due after five years through ten years	112,388	118,095
Due after ten years	136,911	147,316
Other	1,000	1,000

Total	$534,413	$553,476

Information pertaining to sales and calls of securities available for sale is as follows:

	Twelve Months Ended December 31,

	2012	2011	2010

Proceeds from sales/calls	$88,862	$59,829	$53,305
Gross realized gains	529	517	1,423
Gross realized losses	(1)	(8)	(155)
Tax provision	185	178	405

Information pertaining to securities with gross unrealized losses at December 31, 2012, and 2011 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows.

	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2012
U.S. Government agencies	$5,003	$17	$—	$—	$5,003	$17

Total temporarily impaired securities	$5,003	$17	$—	$—	$5,003	$17

	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2011
U.S. Government agencies	$42,710	$58	$—	$—	$42,710	$58

Total temporarily impaired securities	$42,710	$58	$—	$—	$42,710	$58

There are no securities that have unrealized losses greater than twelve months as of December 31, 2012 or 2011. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors, which is mainly changes in market rates, is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition and near-term prospects of the issuer; and (iii) our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in cost.

As of December 31, 2012, management does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is not likely that we will have to sell any such securities before a recovery of cost given the current liquidity position. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or re-pricing date or if market yields for such investments decline. Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 3. Loans and Allowance for Loan Losses

Through our banking subsidiary, we grant mortgage, commercial and consumer loans to customers, all of which are considered financing receivables. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area.

Loans that we have the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. These amounts are generally being amortized over the contractual life of the loan.

Our loan portfolio is composed of the following:

	December 31,
	2012	2011
Construction and land development:
Residential	$45,308	$49,995
Commercial	149,072	164,672

Total construction and land development	194,380	214,667
Commercial real estate:
Commercial real estate - owner occupied	343,944	317,976
Commercial real estate - non-owner occupied	458,646	417,658
Farmland	12,099	15,756
Multifamily, nonresidential and junior liens	106,334	93,470

Total commercial real estate	921,023	844,860
Consumer real estate:
Home equity lines	246,806	263,035
Secured by 1-4 family residential, secured by first deeds of trust	447,400	450,667
Secured by 1-4 family residential, secured by second deeds of trust	34,690	42,534

Total consumer real estate	728,896	756,236
Commercial and industrial loans (except those secured by real estate)	203,840	189,887
Consumer and other:
Consumer installment loans	26,697	20,216
Deposit overdrafts	3,677	3,526
All other loans	1,555	1,739

Total consumer and other	31,929	25,481

Total loans	2,080,068	2,031,131
Deferred loan (fees) costs	(475)	299
Allowance for loan losses	(29,824)	(32,588)

Net loans	$2,049,769	$1,998,842

As of December 31, 2012 and 2011, the book value of loans pledged as collateral for advances outstanding with the FHLB of Atlanta totaled $360.9 million and $642.6 million, respectively.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

The following table presents the recorded investment in nonaccrual and loans past due more than 90 days still accruing by portfolio segment:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2012	2011	2012	2011
Construction and land development	$9,400	$8,324	$—	$—
Commercial real estate	10,224	15,055	—	1,416
Consumer real estate	15,642	14,629	179	—
Commercial and industrial loans (except those secured by real estate)	584	1,141	—	96
Consumer and other	32	25	3	4

Total	$35,882	$39,174	$182	$1,516

If interest under the accrual method had been recognized on nonaccrual loans, such income would have approximated $1.8 million, $2.3 million and $3.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 and 2011 by portfolio segment:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Non-accrual	Total Past Due	Current	Total Loans
December 31, 2012
Construction and land development	$2,283	$2,430	$—	$9,400	$14,113	$180,267	$194,380
Commercial real estate	6,529	5,980	—	10,224	22,733	898,290	921,023
Consumer real estate	7,899	6,879	179	15,642	30,599	698,297	728,896
Commercial and industrial loans (except those secured by real estate)	615	338	—	584	1,537	202,303	203,840
Consumer and other	231	101	3	32	367	31,562	31,929

Total loans	$17,557	$15,728	$182	$35,882	$69,349	$2,010,719	$2,080,068

December 31, 2011
Construction and land development	$7,268	$397	$—	$8,324	$15,989	$198,678	$214,667
Commercial real estate	5,125	2,856	1,416	15,055	24,452	820,408	844,860
Consumer real estate	14,818	2,661	—	14,629	32,108	724,128	756,236
Commercial and industrial loans (except those secured by real estate)	714	264	96	1,141	2,215	187,672	189,887
Consumer and other	297	59	4	25	385	25,096	25,481

Total loans	$28,222	$6,237	$1,516	$39,174	$75,149	$1,955,982	$2,031,131

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

We conduct an analysis of the loan portfolio on a regular basis. This analysis is used in assessing the sufficiency of the allowance for loan losses (“ALLL”) and in the determination of the necessary provision for loan losses. The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan balances are charged off against the allowance when management believes a loan balance is confirmed uncollectable. Subsequent recoveries, if any, are credited to the allowance.

The analysis of the loan portfolio generally begins with the identification of potential problem loans to be reviewed on an individual basis for impairment. When a commercial or commercial real estate loan of $500,000 or more has been identified as impaired, our policy requires a new appraisal (to include a liquidation value) unless our in-house Chief Appraiser reviews the existing appraisal (generally less than twelve months old) and determines that it may be used with appropriate market and/or liquidation adjustments as determined by him on a case by case basis. If a new appraisal is not required, the existing appraisal is used in order to estimate the fair value of the collateral, as validated by our in-house appraisal group. Our in-house Chief Appraiser’s review of such appraisals is documented and retained as part of the quarterly ALLL process. New appraisals are generally available within a one-quarter lag and are also reviewed by the Chief Appraiser to ensure appropriateness and reasonableness of the methods and assumptions used by the external third-party appraiser. Typically, charge-offs are recognized when the loss is probable and estimable, which is typically in the same quarter as the foreclosure or disposition of the underlying collateral. Prior to being charged-off, a specific reserve may be established based on our calculation of the loss embedded in the individual loan. Due to the processes described above, we do not experience significant timing differences between the identification of losses on impaired loans and recordation.

In addition to specific reserves on impaired loans, we have a nine point grading system, which we apply to each non-homogeneous loan in the portfolio to reflect the risk characteristic of the loan. The loans identified and measured for impairment are segregated from risk-rated loans within the portfolio. The remaining loans are then grouped by loan type and, in the case of commercial and construction loans, by risk rating. Each loan type is assigned an allowance factor based on historical loss experience, economic conditions, overall portfolio quality including delinquency rates and commercial real estate loan concentrations.

The look-back period for calculating historical losses is four years. This period was increased to four years in the first quarter of 2012, from three years. Management believes this period more appropriately reflects the current credit cycle and accurately reflects the risk in the loan portfolio. The four year look-back period includes the higher credit losses beginning in 2008 attributable to the economic downturn. The most current 12 month period continues to be heavily weighted as management considers it to be the most relevant indicator of current economic conditions. An additional soft factor to capture the additional risk associated with the level of nonaccrual consumer real estate loans was also added in the first quarter. These refinements to the ALLL calculation were not significant to the provision expense or the overall consolidated financial statements.

The loan portfolio analysis also consists of appraisal updates on non-impaired loans. Existing appraisals may be validated or new appraisals ordered as loans are renewed or refinanced, depending on the individual circumstances surrounding each loan. Our in-house Chief Appraiser reviews new appraisals on non-impaired loans and documents the review.

The ALLL is an accounting estimate and as such there is uncertainty associated with the estimate due to the level of subjectivity and judgment inherent in performing the calculation. Management’s evaluation of the ALLL also includes considerations of existing general economic and business conditions affecting our key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, bank regulatory examination results and findings of our outsourced loan review consultants. The total of specific reserves required for impaired classified loans and the calculated reserves comprise the allowance for loan losses.

While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond our control, including the performance of our loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Activity in the allowance for loan losses is as follows:

	Year Ended December 31, 2012
	Construction and Land Development	Commercial Real Estate	Consumer Real Estate	Commercial and Industrial (Except those Secured by Real Estate)	Consumer and Other	Total Loans
Balance, January 1, 2012	$9,856	$8,565	$10,019	$4,059	$89	$32,588
Provisions for loan losses	266	3,430	4,349	(2,411)	(84)	5,550
Loans charged off	(2,140)	(3,634)	(4,210)	(893)	(213)	(11,090)
Recoveries	248	684	653	887	304	2,776

Net charge-offs	(1,892)	(2,950)	(3,557)	(6)	91	(8,314)

Balance, December 31, 2012	$8,230	$9,045	$10,811	$1,642	$96	$29,824

	Year Ended December 31, 2011
	Construction and Land Development	Commercial Real Estate	Consumer Real Estate	Commercial and Industrial (Except those Secured by Real Estate)	Consumer and Other	Total Loans
Balance, January 1, 2011	$11,037	$8,211	$10,864	$7,388	$149	$37,649
Provisions for loan losses	3,750	5,036	4,080	(13)	(153)	12,700
Loans charged off	(5,646)	(4,917)	(5,173)	(3,797)	(394)	(19,927)
Recoveries	715	235	248	481	487	2,166

Net charge-offs	(4,931)	(4,682)	(4,925)	(3,316)	93	(17,761)

Balance, December 31, 2011	$9,856	$8,565	$10,019	$4,059	$89	$32,588

	Year Ended December 31, 2010
	Construction and Land Development	Commercial Real Estate	Consumer Real Estate	Commercial and Industrial (Except those Secured by Real Estate)	Consumer and Other	Total Loans
Balance, January 1, 2010	$17,867	$4,210	$9,244	$7,655	$1,196	$40,172
Provisions for loan losses	2,213	7,939	9,494	4,428	(1,224)	22,850
Loans charged off	(9,266)	(3,965)	(8,294)	(5,408)	(645)	(27,578)
Recoveries	223	27	420	713	822	2,205

Net charge-offs	(9,043)	(3,938)	(7,874)	(4,695)	177	(25,373)

Balance, December 31, 2010	$11,037	$8,211	$10,864	$7,388	$149	$37,649

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

The table below presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method for the years ended December 31, 2012 and 2011. TDRs that have been subsequently removed from impaired status in years subsequent to the restructuring are not presented in the table.

	Construction and Land Development	Commercial Real Estate	Consumer Real Estate	Commercial and Industrial Loans (Except Those Secured by Real Estate)	Consumer and Other	Total
2012
Allowance for loan losses:
Individually evaluated for impairment	$4,423	$2,767	$640	$—	$—	$7,830
Collectively evaluated for impairment	3,807	6,278	10,171	1,642	96	21,994

Total ending allowance	$8,230	$9,045	$10,811	$1,642	$96	$29,824

Loans:
Individually evaluated for impairment	$12,686	$23,006	$5,919	$—	$—	$41,611
Collectively evaluated for impairment	181,694	898,017	722,977	203,840	31,929	2,038,457

Total loans	$194,380	$921,023	$728,896	$203,840	$31,929	$2,080,068

2011
Allowance for loan losses:
Individually evaluated	$4,071	$1,088	$562	$—	$—	$5,721
Collectively evaluated	5,785	7,477	9,457	4,059	89	26,867

Total ending allowance	$9,856	$8,565	$10,019	$4,059	$89	$32,588

Loans:
Individually evaluated for impairment	$15,218	$13,730	$5,325	$—	$—	$34,273
Collectively evaluated for impairment	199,449	831,130	750,911	189,887	25,481	1,996,858

Total loans	$214,667	$844,860	$756,236	$189,887	$25,481	$2,031,131

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining whether a loan is impaired include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Additionally, management’s policy is generally to evaluate only those loans greater than $500 thousand for impairment as these are considered to be individually significant in relation to the size of the loan portfolio. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Larger groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment.

Impaired loans totaled $49.3 million and $52.8 million at December 31, 2012 and 2011, respectively. Included in these balances were $25.6 million and $38.7 million, respectively, of loans classified as troubled debt restructurings (“TDRs”). A modification of a loan’s terms constitutes a TDR if the creditor grants a concession to the borrower for economic or legal reasons related to the borrower’s financial difficulties that it would not otherwise consider. Modifications of terms for loans and their inclusion as TDRs are based on individual facts and circumstances. Loan modifications that are included as TDRs may involve either an increase or reduction of the interest rate, extension of the term of the loan, or deferral of principal payments, regardless of the period of the modification. The loans included in all loan classes as TDRs at December 31, 2012 had either an interest rate modification or a deferral of principal payments, which we consider to be a concession. All loans designated as TDRs were modified due to financial difficulties experienced by the borrower.

For loans classified as TDRs, we further evaluate the loans as performing or nonperforming. If, at the time of restructure, the loan is on accrual status, it will be classified as performing and will continue to be classified as performing as long as the borrower continues making payments in accordance with the restructured terms. A modified loan will be reclassified to non-accrual if the loan becomes 90 days delinquent or other weaknesses are observed which make collection of principal and interest unlikely. TDRs originally considered non-accrual will be classified as nonperforming, but are able to be reclassified as performing TDRs if subsequent to restructure, they experience six months of consecutive payment performance according to the restructured terms. Further, a TDR may be subsequently removed from impaired status in years subsequent to the restructuring if it meets the following criteria:

•	At the time of restructure, the loan was made at a market rate of interest.

•	The loan has shown at least 6 months of payment performance in accordance with the restructured terms.

•	The loan has been reported as a TDR in at least one annual filing on Form 10-K.

The allowance for loan losses associated with TDRs for every loan class is determined using a discounted cash flow analysis in which the original rate prior to modification is used to discount the modified cash flow stream to its net present value. This value is then compared to the recorded amount to determine the appropriate level of reserve to be included in the allowance for loan losses. In instances where this analysis is deemed ineffective due to rate increases made during modification, a collateral dependent approach is used as a practical alternative. The discounted cash flow analysis is used to calculate the reserve balance for TDRs both evaluated individually and those included within homogenous pools.

Annually during the second quarter, we review those loans designated as TDRs for compliance with the previously stated criteria as part of our ongoing monitoring of the performance of modified loans. During 2012, we removed $3.6 million in consumer 1-4 family residential mortgage loans from impaired status, due to the loans meeting the performance criteria.

The following table provides information on performing and nonperforming restructures for the periods presented:

	December 31,
	2012	2011
Performing restructurings:
Construction and land development	$5,962	$9,946
Commercial real estate	7,004	5,029
Consumer real estate	10,278	15,556

Total performing restructurings	$23,244	$30,531

Nonperforming restructurings:
Construction and land development	$380	$—
Commercial real estate	116	2,832
Consumer real estate	1,885	5,357

Total nonperforming restructurings	$2,381	$8,189

Total restructurings	$25,625	$38,720

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

The following table provides information about TDRs identified during the specified periods and those loans identified as TDRs within the prior 12 month timeframe that subsequently defaulted. Defaults are those TDRs that went greater than 90 days past due, and aligns with our internal definition of default for those loans not identified as TDRs (In thousands, except number of contracts):

	Modifications for the period ended, December 31, 2012
	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and land development	1	$2,201	$2,201
Commercial real estate	3	1,943	2,017
Consumer real estate	2	986	1,275

Total Troubled Debt Restructurings	6	$5,130	$5,493

None of these TDRs subsequently defaulted in 2012.

	Modifications for the period ended, December 31, 2011
	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and land development	16	$7,423	$7,246
Commercial real estate	5	3,498	3,498
Consumer real estate	57	8,646	8,755
Commercial and industrial loans (except those secured by real estate)	1	—	—

Total Troubled Debt Restructurings	79	$19,567	$19,499

Troubled Debt Restructurings that Subsequently Defaulted

	Number of contracts	Recorded Investment
Troubled Debt Restructurings
Commercial real estate	1	$1,043
Consumer real estate	8	1,791
Commercial and industrial loans (except those secured by real estate)	1	—

Total Troubled Debt Restructurings	10	$2,834

	Modifications for the period ended, December 31, 2010
	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and land development	5	$1,366	$1,362
Commercial real estate	16	10,027	9,187
Consumer real estate	90	13,195	11,782
Commercial and industrial loans (except those secured by real estate)	5	5,542	5,542

Total Troubled Debt Restructurings	116	$30,130	$27,873

Troubled Debt Restructurings that Subsequently Defaulted

	Number of contracts	Recorded Investment
Troubled Debt Restructurings
Consumer real estate	5	$654

Total Troubled Debt Restructurings	5	$654

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Interest is not typically accrued on impaired loans, but is accrued for performing TDRs. The following table shows interest income recognized on impaired loans:

	December 31,
	Interest income recognized	Cash-basis interest income
2012
Construction and land development	$435	$443
Commercial real estate	628	624
Consumer real estate	264	256

Total	$1,327	$1,323

2011
Construction and land development	$242	$240
Commercial real estate	220	267
Consumer real estate	105	105
Commercial and industrial loans (except those secured by real estate)	47	54

Total	$614	$666

2010
Construction and land development	$56	$57
Commercial real estate	192	229
Consumer real estate	9	12
Commercial and industrial loans (except those secured by real estate)	176	177

Total	$433	$475

Cash basis interest income illustrates income that would have been recognized solely based on cash payments received. Interest income recognized differs from the cash basis due to the movement of loans between performing and nonperforming status during the periods presented. Other than these TDRs, no interest income has been recognized on impaired loans subsequent to their classification as impaired.

In order to measure the amount of impairment, we evaluate loans either individually or in collective pools. Collective pools consist of smaller balance, homogenous loans that are not subject to a restructuring agreement. Of the $49.3 million of impaired loans at December 31, 2012, $7.7 million, consisting solely of TDRs, was collectively evaluated for impairment and $41.6 million was individually evaluated for impairment. The detail of loans individually evaluated for impairment, which includes $17.9 million of TDRs, is presented below:

	Recorded investment	Unpaid contractual principal balance	Allocated allowance	Average recorded investment
December 31, 2012
Loans without a specific valuation allowance:
Construction and land development	$3,239	$3,593	$—	$3,591
Commercial real estate	7,204	7,320	—	7,920
Consumer real estate	1,921	3,479	—	3,228
Loans with a specific valuation allowance:
Construction and land development	9,447	14,045	4,423	10,390
Commercial real estate	15,802	16,383	2,767	12,697
Consumer real estate	3,998	4,015	640	3,540

Total	$41,611	$48,835	$7,830	$41,366

As of December 31, 2011, we had $52.8 million of impaired loans, which included $18.5 million of TDRs, collectively evaluated for impairment. The other $34.3 million was individually evaluated for impairment, which includes $20.2 million of TDRs, is presented below:

	Recorded investment	Unpaid contractual principal balance	Allocated allowance	Average recorded investment
December 31, 2011
Loans without a specific valuation allowance:
Construction and land development	$4,351	$4,351	$—	$3,772
Commercial real estate	6,827	7,105	—	4,484
Consumer real estate	2,412	3,990	—	2,146
Commercial and industrial loans (except those secured by real estate)	—	—	—	517
Loans with a specific valuation allowance:
Construction and land development	10,867	10,867	4,071	10,235
Commercial real estate	6,903	6,927	1,088	7,494
Consumer real estate	2,913	2,913	562	2,295
Commercial and industrial loans (except those secured by real estate)	—	—	—	2,638

Total	$34,273	$36,153	$5,721	$33,581

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Credit Quality Indicators

We categorize all business and commercial purpose loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans are risk graded at inception through the credit approval process. The definitions used were last updated in early 2010 and are reviewed for applicability annually. The risk grades are reviewed and formally affirmed quarterly by loan officers. In addition, a certain percentage of credit exposure is reviewed each year through our internal loan review process. The risk rating process is inherently subjective and based upon management’s evaluation of the specific facts and circumstances for individual borrowers. As such, the assigned risk ratings are subject to change based upon changes in borrower status and changes in the external environment affecting the borrower. We use the following definitions for risk ratings:

•	Risk Grade 1 - Prime Risk. Loss potential is rated as none or extremely low. Loans fully secured by deposit accounts at the Company’s subsidiary bank will also be rated as Risk Grade 1.

•	Risk Grade 2 - Excellent Risk. Loss potential is demonstrably low. Loans have liquid financial statements or are secured by marketable securities or other liquid collateral.

•	Risk Grade 3 - Good Risk. Loss potential is low. Asset quality and liquidity are considered good. Overall leverage and liquidity measures are better than the industry in which the borrower operates and they are stable.

•	Risk Grade 4 - Average Risk. Loss potential is low, but evidence of risk exists. Margins and cash flow generally equal or exceed industry norm and policy guidelines, but some inconsistency may be evident. Asset quality is average with liquidity comparable to industry norms. Leverage may be slightly higher than the industry, but is stable.

•	Risk Grade 5 - Marginal Risk. Loss potential is variable, but there is potential for deterioration. Asset quality is marginally acceptable. Leverage may fluctuate and is above normal for the industry. Cash flow is marginally adequate.

•	Risk Grade 6 - Special Mention. Loss potential moderate if corrective action not taken. Evidence of declining revenues or margins, inadequate cash flow, and possibly high leverage or tightening liquidity.

•	Risk Grade 7 - Substandard. Distinct possibility of loss to the bank, but no discernible impairment. Repayment ability of borrower is weak and the loan may have exhibited excessive overdue status, extension, or renewals.

•	Risk Grade 8 - Doubtful. Loss potential is extremely high. Ability of the borrower to service the debt is weak, constant overdue status, loan has been placed on non-accrual status and no definitive repayment schedule exists.

•	Risk Grade 9 - Loss. Loans are considered fully uncollectible and charged off.

We utilize our nine point grading system in order to evaluate the level of inherent risk in the loan portfolio as part of our allowance for loan losses methodology. Loans graded 5 or worse are assigned an additional reserve factor stated in basis points in order to account for the added inherent risk. Additional basis points are applied as a reserve factor to the loan balances as the corresponding loan grades indicate additional risk and increase from grade 5 to grade 8.

Loans not graded are either consumer purpose loans, construction loans to individuals for single-family owner-occupied construction, or are included in groups of homogenous loans. As of December 31, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Risk Grade
	Not Graded	1-3	4	5	6	7	8
2012
Construction and land development	$40,980	$964	$65,041	$56,114	$2,907	$24,945	$3,429
Commercial real estate	—	86,518	523,127	207,470	30,738	72,484	686
Consumer real estate	—	6,935	98,432	69,061	12,575	23,203	976
Commercial and industrial loans (except those secured by real estate)	—	66,612	76,748	49,236	4,717	6,470	57
Consumer and other	—	—	—	—	—	—	—

Total	$40,980	$161,029	$763,348	$381,881	$50,937	$127,102	$5,148

2011
Construction and land development	$46,724	$1,402	$72,138	$47,681	$3,285	$40,044	$3,393
Commercial real estate	—	89,881	411,433	228,360	37,091	77,424	671
Consumer real estate	—	9,727	100,501	72,386	13,157	29,540	950
Commercial and industrial loans (except those secured by real estate)	—	51,421	92,000	33,088	4,859	8,482	37
Consumer and other	—	—	—	—	—	—	—

Total	$46,724	$152,431	$676,072	$381,515	$58,392	$155,490	$5,051

We consider the performance of the loan portfolio and its impact on the allowance for loan losses. For smaller-balance homogenous residential and consumer loans, we also evaluate credit quality based on the aging status of the loan and by payment activity. The following table presents the recorded investment in residential and consumer loans based on payment activity as of December 31:

	Consumer real estate		Consumer and other
	2012	2011	2012	2011
Performing	$502,072	$515,346	$31,897	$25,456
Nonperforming	15,642	14,629	32	25

Total	$517,714	$529,975	$31,929	$25,481

Repurchased Loans

In certain loan sales, we provide recourse to the buyer whereby we are required to repurchase loans at par value plus accrued interest on the occurrence of certain credit-related events within a certain time period. We evaluate all mortgage loans at the time of repurchase for evidence of deteriorated credit quality. All loans are recorded at estimated realizable value at the time of purchase. At December 31, 2012, $252 thousand of losses associated with mortgage repurchases and indemnifications was accrued. Additionally, losses of $593 thousand and $232 thousand were recognized during the twelve months ended December 31, 2012 and 2011, respectively.

Concentrations of Credit

Most of our lending activity occurs within Richmond, Central and Southwest Virginia. The majority of our loan portfolio consists of consumer and commercial real estate loans. As of December 31, 2012 and 2011, there were no concentrations of loans related to any single industry in excess of 10% of total loans.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 4. Goodwill and Core Deposit Intangibles

At both December 31, 2012 and 2011, goodwill totaled $113.7 million. The gross carrying amounts and accumulated amortization of core deposit intangibles as of December 31, 2012 and 2011 are as follows:

	December 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$10,612	$(7,150)	$14,194	$(9,183)

Amortization expense related to all intangible assets charged to operations was $1.5 million for the year ending December 31, 2012 and $1.7 million for each of the two years ending December 31, 2011 and 2010.

The following table sets forth the estimated pre-tax amortization expense of core deposit intangibles as of December 31, 2012:

2013	$1,244
2014	1,200
2015	1,018

$3,462

Note 5. Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of bank premises, equipment and software follows:

	Estimated Useful Lives	2012	2011
Land	Indefinite	$14,693	$16,090
Buildings and leasehold improvements	Lease term - 39 years	66,227	65,401
Furniture, equipment and software	3 - 7 years	28,521	26,987
Construction in progress 1		811	1,636

		110,252	110,114
Less accumulated depreciation and amortization		38,192	35,512

		$72,060	$74,602

1	Construction in progress is not depreciated until placed in service.

Depreciation and amortization expense amounted to $6.3 million, $6.5 million, and $6.8 million in 2012, 2011 and 2010, respectively.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 6. Deposits

Deposits are summarized as follows at December 31, 2012 and 2011:

	2012		2011
	Amount	%	Amount	%
Type of Account:
Noninterest bearing	$362,713	14.60%	$310,756	12.97%
NOW	654,930	26.36%	601,573	25.11%
Money market	453,272	18.25%	412,253	17.21%
Savings	314,353	12.65%	289,260	12.07%
Time deposits	699,056	28.14%	781,758	32.64%

Total Deposits	$2,484,324	100.00%	$2,395,600	100.00%

The aggregate amount of time deposits in denominations greater than $100,000 at December 31, 2012 and 2011 was $241.5 million and $269.5 million, respectively.

At December 31, 2012, the scheduled maturities of time deposits were as follows:

2013	$314,531
2014	99,955
2015	127,051
2016	99,571
2017	57,948

$699,056

Brokered certificates of deposit, consisting entirely of certificates of deposit originated through a Certificate of Deposit Account Registry Service program totaled $6.9 million and $6.3 million at December 31, 2012 and 2011, respectively.

Note 7. Federal Home Loan Bank Advances

We had advances outstanding with the FHLB of Atlanta of $55.0 million at December 31, 2012 maturing through 2018. At December 31, 2011, $60.0 million of advances were outstanding. At December 31, 2012 and 2011, the interest rates on this debt ranged from 2.11% to 3.97% and from 2.11% to 4.81%, respectively. The weighted average interest rate at December 31, 2012 and 2011 was 2.94% and 3.10%, respectively. The average balance outstanding during 2012 and 2011 was $55.6 million and $64.9 million, respectively. The advance structures we employ are all fixed rate credits requiring quarterly interest payments.

The banking subsidiary has available a $186.0 million line of credit with the FHLB of Atlanta. Advances on the line are secured by securities and a blanket lien on our subsidiary’s loan portfolio. The blanket lien covers one to four family dwelling loans and multifamily loans. As of December 31, 2012 and 2011, the book value of loans pledged as collateral totaled $360.9 million and $642.6 million, respectively, and consisted of one to four family and multifamily loans.

At December 31, 2012, the contractual maturities of the advances are as follows:

Due in 2013	$—
Due in 2014	—
Due in 2015	10,000
Due in 2016	25,000
Due in 2017	10,000
Thereafter	10,000

Total	$55,000

Note 8. Subordinated Debt

We have two unconsolidated wholly-owned finance subsidiaries that were formed for the purpose of issuing redeemable capital securities (also referred to as subordinated debt).

In 2004, VFGLLT issued $20.0 million of trust preferred securities through a private transaction. VFGLLT issued $619 thousand in common equity to us. The securities have a LIBOR-indexed floating rate of interest which adjusts, and is payable, quarterly. The interest rate at both December 31, 2012 and 2011 was 3.10%. The securities became redeemable at par beginning in June 2009 and continue to be redeemable each quarterly anniversary of such date until the securities mature on June 17, 2034. The principal asset of the VFGLLT is $20.6 million of our junior subordinated debt securities with like maturities and like interest rates to the capital securities.

In 2003, FNBST issued $12.0 million of trust preferred securities through a private transaction. FNBST issued $372 thousand in common equity to us. The securities have a LIBOR-indexed floating rate of interest which adjusts, and is payable, quarterly. The interest rate at December 31, 2012 was 3.47% and at December 31, 2011 was 3.46%. The securities became redeemable at par in June 2008 and continue to be redeemable each quarterly anniversary of such date until the securities mature on June 26, 2033. The principal asset of FNBST is $12.4 million of our junior subordinated debt securities with like maturities and like interest rates to the capital securities.

In September 2010, we entered into an interest rate swap contract on the junior subordinated debt securities that effectively fixed the interest rate for a period of three years beginning September 30, 2011. During the fourth quarter of 2011, we extended the contract for an additional three years. The new rate will take effect in September 2013, following the maturity of the current swap and will mature in September 2016. See Note 12 for more information.

We may include the subordinated debt in Tier 1 for regulatory capital adequacy determination purposes up to 25% of Tier I capital after its inclusion. The portion of the subordinated debt not considered as Tier I capital may be included in Tier II capital. All outstanding subordinated debt as of both December 31, 2012 and 2011 was included in Tier I capital.

Our obligations with respect to the issuance of the capital securities constitute our full and unconditional guarantee of VFGLLT’s and FNBST’s obligations with respect to the capital securities. Subject to certain exceptions and limitations, we may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related capital securities.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 9. Stock-Based Compensation

Under our incentive stock option plan, we may grant options to purchase common stock or restricted share awards to our directors, officers and employees of up to 1,000,000 newly issued shares of our common stock. Stock options typically have an exercise price equal to at least the fair value of the stock on the date of grant, and vest based on continued service with us for a specified period, generally from one to five years and will expire in no more than ten years after the date of grant.

At December 31, 2012, we had one stock-based employee compensation plan. Share-based compensation expense of $946 thousand, $794 thousand and $658 thousand was recognized for the years ended December 31, 2012, 2011 and 2010, respectively. We expense the fair value of stock awards determined at the grant date on a straight-line basis over the vesting period of the award.

For the years ended December 31, 2012, 2011 and 2010, we recognized $37 thousand, $47 thousand and $62 thousand, respectively, in compensation expense related to the vesting of stock options. A summary of the stock option plan at December 31, 2012, 2011 and 2010 and changes during the years ended on those dates is as follows:

	2012		2011		2010
		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	291,196	$21.58	498,174	$19.98	575,046	$18.93
Granted	—	—	—	—	—	—
Forfeited	(7,259)	18.68	(11,005)	18.58	(3,876)	13.65
Expired	(96,314)	24.61	(164,053)	19.24	(12,674)	22.79
Exercised	(3,192)	10.95	(31,920)	9.71	(60,322)	9.78

Outstanding at end of year	184,431	$20.30	291,196	$21.58	498,174	$19.98

Exercisable at end of year	165,170		247,278		423,051

As of December 31, 2012, the intrinsic value of the options outstanding was $19 thousand and exercisable was $11 thousand and the intrinsic value of options exercised during the year was $5 thousand. The intrinsic value of options exercised during 2011 and 2010 was $155 thousand and $224 thousand, respectively. The intrinsic value represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of the year ended December 31, 2012 and the exercise price, multiplied by the number of options outstanding). The fair value of shares vested during 2012 was $25 thousand. The weighted average remaining contractual life is 1.9 years with a weighted average exercise price of $20.70 for exercisable options at December 31, 2012.

As of December 31, 2012, there was $17 thousand of total unrecognized compensation expense related to non-vested options, which will be recognized over a weighted-average period of approximately 0.7 years.

The actual tax (expense) or benefit realized for the tax deductions from option exercises under the plan for the twelve months ended December 31, 2012, 2011 and 2010 was $(74) thousand, $(38) thousand and $63 thousand, respectively. The impact of these cash payments or receipts is included in financing activities in the accompanying consolidated statements of cash flows.

The incentive stock option plan also allows for the issuance of restricted share awards. Restricted stock awards are independent of option grants and are generally subject to forfeiture if employment terminates prior to the release of the restrictions, generally three to five years from the date of grant. Restricted stock has dividend rights equal to the cumulative cash dividend accrued during the restriction period, which are paid during the vesting period. Restricted shares do not have the voting rights of common stock until the restriction expires and the shares are issued. We expense the cost of the restricted stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the restriction. Compensation expense associated with such awards amounted to $909 thousand, $747 thousand and $596 thousand for the years ended December 31, 2012, 2011 and 2010, respectively. We had 210,011 shares of restricted stock awarded and non-vested at December 31, 2012 with total unrecognized compensation expense of $1.6 million, which will be recognized over a weighted-average period of approximately 1.6 years.

The following table summarizes activity related to non-vested restricted shares:

Non-vested Shares	Number of Shares	Weighted Average Grant-Date Fair Value	Total Intrinsic Value

Nonvested at December 31, 2009	70,936	$13.80	$707

Granted	114,594	11.45
Vested and exercised	(26,615)	13.25	$359

Forfeited	(6,824)	11.74

Nonvested at December 31, 2010	152,091	$12.21	$2,211

Granted	101,388	13.12
Vested and exercised	(39,018)	13.97	$502

Forfeited	(12,662)	12.31

Nonvested at December 31, 2011	201,799	$12.34	$2,296

Granted	96,255	12.17
Vested and exercised	(66,898)	11.49	$842

Forfeited	(21,145)	12.79

Nonvested at December 31, 2012	210,011	$12.49	$2,970

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 10. Employee Benefit Plans

We maintain several qualified and non-qualified employee benefit plans for employees, which are described below.

Defined Benefit Plan

We have a noncontributory pension plan which conforms to the Employee Retirement Income Security Act of 1974. We froze participation in this plan during 2002, and have approximately 71 participants remaining in the plan. We froze the pension plan at the current benefit levels as of December 31, 2008, at which time the accrual of future benefits for eligible employees ceased. All retirement benefits earned in the pension plan as of December 31, 2008 have been preserved and all participants are fully vested in their benefits. As of December 31, 2012, the remaining benefit obligation associated with this plan was $3.8 million, plan assets totaled $3.9 million, and the net funding asset was $23 thousand. The funding liability is calculated using a 4% expected return on plan assets. Plan assets are currently invested in cash, cash equivalents, and short term bonds. The funded status of the plan is included in Other Assets on the Consolidated Balance Sheet. We do not anticipate making any contributions to the plan during 2013.

Defined Contribution Plans

During 2012 and 2011, we had a 401(k) savings plan for all eligible StellarOne employees. Participation in the plan is eligible to all full-time employees with matching contributions equal to 100% of the first 4% of salary reduction contributions made by the employee. We contributed a matching contribution of $ 1.3 million and $1.1 million for the years ended December 31, 2012 and 2011, respectively. We made no discretionary contribution in either year.

Deferred Compensation Plan

We have a non-qualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with payment of director fees. Directors may elect to defer all or a portion of their annual fees. Monthly board fees are contributed directly to a trust with various investment options, and are held until such time the director is entitled to receive a distribution.

We also have a non-qualified Executive Deferred Compensation Plan for key employees. Pursuant to the plan, the President and any other employees selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation for a period of no less than three years or until retirement, subject to termination of employment or certain other events, including an imminent change in control. The Board may make contributions at its discretion. The balance in this plan is recorded in both other assets and other liabilities on our Consolidated Balance Sheet. The deferred compensation charged to expense totaled $60 thousand, $81 thousand, and $56 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

Note 11. Income Taxes

The components of the net deferred tax liability included in the Consolidated Balance Sheets, are as follows:

	December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$10,439	$11,406
Deferred compensation and personnel liabilities	1,364	1,338
Pension liability	825	919
Accrued stock compensation	672	587
Investments in pass through entities	614	328
Losses on foreclosed assets	464	—
Nonaccrual loan interest	182	380
AMT and other tax credits	—	577
Other	1,364	952

	15,924	16,487

Deferred tax liabilities:
Securities available for sale	6,672	6,236
Merger related fair value adjustments	6,229	6,591
Goodwill	2,999	2,675
Premises and equipment	1,917	1,418
Accrued pension asset	886	797
Core deposit intangible	627	1,020
Deferred gain on property exchange “like kind”	404	404

	19,734	19,141

Net deferred tax liability	$(3,810)	$(2,654)

Income tax expense charged to operations for the years ended December 31, 2012, 2011 and 2010 consists of the following:

	2012	2011	2010
Current tax expense	$6,923	$2,389	$1,434
Deferred tax expense	1,156	2,215	271

	$8,079	$4,604	$1,705

Income tax expense differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2012		2011		2010
	Amount	Rate	Amount	Rate	Amount	Rate
Computed “expected” tax expense	$10,585	35.0%	$7,171	35.0%	$4,015	35.0%
Decrease in income taxes resulting from:
Tax-exempt interest income, net	(1,872)	-6.2%	(1,952)	-9.5%	(1,546)	-13.5%
Earnings on cash surrender value, BOLI	(628)	-2.1%	(457)	-2.2%	(463)	-4.0%
Other	(6)	0.0%	(158)	-0.8%	(301)	-2.6%

	$8,079	26.7%	$4,604	22.5%	$1,705	14.9%

We are subject to U.S. federal income tax as well as to Virginia bank franchise taxes. We have concluded all U.S. federal income tax matters for years through 2007, including acquisitions. The IRS has examined our 2009 tax return.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 12. Derivative Financial Instruments

We use derivatives to manage exposure to interest rate risk through the use of interest rate swaps, caps and floors to mitigate exposure to interest rate risk and service the needs of our customers. The full amount of our market exposure is collateralized in cash.

Interest rate swaps involve the exchange of fixed and variable rate interest payments between two counterparties, based on a common notional principal amount and maturity date with no exchange of underlying principal amounts. During 2010, we entered into a forward start interest rate swap contract on our subordinated debt that qualifies as a cash flow hedge, effective September 2011. The swap was extended for an additional three years, with the new rate to take effect in September 2013 following the maturity of the current swap. Our cash flow hedge effectively modifies our exposure to interest rate risk by converting floating rate subordinated debt to a fixed rate with a maturity in 2016.

On September 30, 2011, we began paying a weighted average fixed rate of 1.245% plus margin, and receive a variable interest rate of three-month LIBOR on a total notional amount of $32.0 million, with quarterly settlements. Beginning in September of 2011, this swap effectively fixed the interest rate on the subordinated debt at 4.11% for the two year swap term (through September 2013). The cash flow hedge was fully effective at December 31, 2012 and therefore the change in fair value on the cash flow hedge was recognized as a component of other comprehensive income, net of deferred income taxes. The swap extension will effectively fix the interest rate on the subordinated debt at 4.81%, starting in September 2013 (through September 2016). We anticipate that it will continue to be fully effective and changes in fair value will continue to be recognized as a component of other comprehensive income, net of deferred income taxes. At December 31, 2012, we pledged $1.7 million of cash collateral for this interest rate swap.

We entered into certain interest rate swap contracts that are not designated as hedging instruments. These derivative contracts relate to transactions in which we enter into an interest rate swap with a customer while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each swap transaction, we agree to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on a similar notional amount at a fixed interest rate. At the same time, we agree to pay the counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our customers to effectively convert a variable rate loan to a fixed rate. Because we act as an intermediary for our customers, changes in the fair value of the underlying derivative contracts for the most part offset each other and do not significantly impact our results of operations. The aggregate notional amount of these swap agreements with counterparties was $72.8 million as of December 31, 2012 and cash collateral of $2.1 million was pledged.

Note 13. Related Party Transactions

In the ordinary course of business, we grant loans to principal officers, directors and subsidiaries of the company.

Aggregate loan transactions with related parties were as follows:

	2012	2011
Beginning balance	$3,397	$11,267
New loans	1,926	81
Repayments	(4,635)	(7,951)

Ending balance	$688	$3,397

Total related party deposits held at the banking subsidiary were $3.6 million and $4.1 million at December 31, 2012 and 2011, respectively.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 14. Earnings Per Common Share

The following shows the weighted average number of shares used in computing earnings per common share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income per common share.

	2012	2011	2010
Earnings per common share
Net income	$22,163	$15,885	$9,765
Preferred stock dividends and accretion	—	(2,455)	(1,865)

Net income available to common shareholders	22,163	13,430	7,900
Weighted average common shares issued and outstanding	23,089,457	22,794,508	22,721,246

Earnings per common share	$0.96	$0.59	$0.35

Diluted earnings per common share
Net income available to common shareholders	$22,163	$13,430	$7,900
Weighted average common shares issued and outstanding	23,089,457	22,857,521	22,768,208
Stock options	555	3,678	11,376

Total diluted weighted average common shares issued and outstanding	23,090,012	22,861,199	22,779,584

Diluted earnings per common share	$0.96	$0.59	$0.35

Stock options and restricted stock representing 258,435 shares and 433,031 at December 31, 2012 and 2011, respectively, were not included in the calculation of earnings per common share as their effect would have been anti-dilutive. Additionally, at December 31, 2012, 2011 and 2010, outstanding warrants to purchase 302,622 shares of common stock associated with the CPP, were considered anti-dilutive and thus have not been considered in the fully-diluted share calculations.

Note 15. Commitments and Contingent Liabilities

We have non-cancellable leases covering certain premises and equipment, primarily for facilities.

Total rent expense applicable to operating leases was $2.2 million for 2012, and $1.9 million for both 2011 and 2010. The majority of the expense was included in occupancy expense, while the portion attributable to machine rental was included in equipment expense.

The following is a schedule by year of future minimum lease requirements required under the long-term non-cancellable lease agreements:

2013	$2,115
2014	1,637
2015	1,658
2016	1,214
2017	787
Thereafter	2,270

Total	$9,681

There are no material proceedings to which we or our bank subsidiary are a party or by which, to our knowledge, we, or our bank subsidiary, are threatened. All legal proceedings presently pending or threatened against us or our subsidiary involve routine litigation incidental to our business or our subsidiary involved and are not material in respect to the amount in controversy.

In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.

See Note 17 with respect to financial instruments with off-balance sheet risk.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 16. Restrictions on Transfers to Parent

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the subsidiary bank to the parent. Prior regulatory approval is required if dividends to be declared in any year would exceed net earnings of the current year plus retained net profits for the preceding two years. During 2012, the banking subsidiary paid us $5.0 million in dividends. As of January 1, 2013, the aggregate amount of additional unrestricted funds that could be transferred from the banking subsidiary to us without prior regulatory approval totaled $10.6 million, or 2.4% of consolidated net assets. Loans and advances are limited to 10% of the subsidiary’s common stock and capital surplus. As of December 31, 2012, funds available for loans or advances by the subsidiary to us, which is limited by the amount of collateral we have available to pledge, were approximately $2.4 million. In addition, dividends paid by the subsidiary bank to us would also be prohibited if the effect thereof would cause the subsidiary bank’s capital to be reduced below applicable minimum capital requirements.

Note 17. Financial Instruments with Off-Balance-Sheet Risk

Through our banking subsidiary, we are party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract amount of those instruments reflects the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments.

At December 31, 2012 and 2011, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2012	2011

Commitments to extend credit	$524,836	$487,581

Standby letters of credit	22,784	42,702

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if we deem it necessary, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which we are committed.

Standby letters of credit are conditional commitments we issue to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We generally hold collateral supporting those commitments, if deemed necessary.

Through our banking subsidiary, we originate loans for sale to secondary market investors subject to contractually specified and limited recourse provisions based on standard representations and warranties. In 2012, we originated $294 million and sold $308 million to investors, compared to $406 million originated and $424 million sold in 2011 and $525 million originated and $527 million sold in 2010. At December 31, 2012, we had locked-rate commitments to originate mortgage loans amounting to approximately $7.5 million and loans held for sale of $37.8 million. We have entered into commitments, on a best-effort basis to sell loans of approximately $45.3 million. Risks arise from the possible inability of counterparties to meet the terms of their contracts. We do not expect any counterparty to fail to meet its obligations.

We maintain cash accounts in other commercial banks. The amount on deposit at December 31, 2012 exceeded the insurance limits of the FDIC by $1.8million.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 18. Fair Value of Financial Instruments and Interest Rate Risk

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value. The determination of where an asset or liability falls in the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, we expect changes in classifications between levels will be rare. There were no transfers between levels in 2012 or 2011.

Assets and Liabilities Measured on a Recurring Basis

Securities: Investment securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. Level 1 securities include those traded on nationally recognized securities exchanges, U.S. Treasury securities, and money market funds. Level 2 securities include U.S. Agency securities, mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Deferred compensation plans: Liabilities associated with deferred compensation plans are recorded at fair value on a recurring basis as Level 1 based on the fair value of the underlying securities. The underlying securities are all Level 1 as described above.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 are summarized below.

		Fair Value Measurements at December 31, 2012 Using
		Level 1	Level 2	Level 3
	Total	(Quoted Prices)	(Significant Other Observable Inputs)	(Significant Unobservable Inputs)
Investment securities available-for-sale
U.S. Treasuries	$20,000	$20,000	$—	$—
U. S. Government agencies	249,496	—	249,496	—
State and municipals	148,666	—	148,666	—
Corporate bonds	1,852	—	1,852	—
Collateralized mortgage obligations	5,333	—	5,333	—
Mortgage backed securities	113,380	—	113,380	—
Other investments	14,749	—	14,749	—
Other assets 1	2,987	2,987	—	—

Total assets at fair value	$556,463	$22,987	$533,476	$—

Cash flow hedge	$1,465	$—	$1,465	$—
Other liabilities 1	3,034	3,034	—	—

Total liabilities at fair value	$4,499	$3,034	$1,465	$—

1	Includes assets and liabilities associated with deferred compensation plans

		Fair Value Measurements at December 31, 2011 Using
		Level 1	Level 2	Level 3
	Total	(Quoted Prices)	(Significant Other Observable Inputs)	(Significant Unobservable Inputs)
Investment securities available-for-sale
U. S. Government agencies	$152,467	$—	$152,467	$—
State and municipals	159,515	—	159,515	—
Corporate bonds	4,618	—	4,618	—
Collateralized mortgage obligations	7,472	—	7,472	—
Agency mortgage backed securities	144,893	—	144,893	—
Certificates of deposit	8,999	—	8,999	—
Other assets 1	2,711	2,711	—	—

Total assets at fair value	$480,675	$2,711	$477,964	$—

Cash flow hedge	$804	$—	$804	$—
Other liabilities 1	2,711	2,711	—	—

Total liabilities at fair value	$3,515	$2,711	$804	$—

1	Includes assets and liabilities associated with deferred compensation plans

The change in the balance sheet carrying values associated with company determined market priced assets measured at fair value on a recurring basis during the twelve months ended December 31, 2012 was not significant and there were no transfers between Levels 1, 2 or 3 during the year. We had no recurring level 3 assets or liabilities at any time during 2012 or 2011.

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Assets and Liabilities Measured on a Nonrecurring Basis

We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with USGAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.

Loans held for sale: The fair value of loans held for sale is determined, when possible, using quoted secondary-market prices. Those loans with a quoted price are recorded as Level 2. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan. These loans are recorded as Level 3.

Loans: We do not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.

The fair value of impaired loans is estimated using one of several methods. For real estate secured loans, generally external appraisals by a board approved appraiser are used to determine the fair value of the underlying collateral for collateral dependent impaired loans. These appraisals are sometimes adjusted based on management’s and Chief Appraiser’s knowledge of other factors not embedded within the appraisal, including selling costs, maintenance costs, and other estimable costs that would be incurred if collateral is required to be liquidated. Our in-house Chief Appraiser’s review of such appraisals is documented as part of the quarterly ALLL process. Other estimates of value, such as auctioneer’s estimates of value, purchase offers and/or contracts, and settlement offers and/or agreements, may be used when they are thought to represent a more accurate estimate of fair value. For loans that are not secured by real estate, fair value of the collateral may be determined by discounted book value based on available data such as current financial statements or an external appraisal or an auctioneer’s or liquidator’s estimate of value. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012 and 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. As such, we record the impaired loan as nonrecurring Level 3.

Foreclosed assets: Foreclosed assets are initially recorded at fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or net realizable value. Fair value is based upon appraised values of the collateral adjusted for estimated disposition costs or management’s estimation of the value of the collateral. As such, we record the foreclosed asset as nonrecurring Level 3.

Assets measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011 are included in the table below:

		Fair Value Measurements at December 31, 2012 Using
	Total	Level 1	Level 2	Level 3
	Total	(Quoted Prices)	(Significant Other Observable Inputs)	(Significant Unobservable Inputs)
Impaired loans	$49,292	$—	$—	$49,292
Loans held for sale - mortgage	37,777	—	37,777	—
Foreclosed assets	5,760	—	—	5,760

Total assets at fair value	$92,829	$—	$37,777	$55,052

		Fair Value Measurements at December 31, 2011 Using
	Total	Level 1	Level 2	Level 3
	Total	(Quoted Prices)	(Significant Other Observable Inputs)	(Significant Unobservable Inputs)
Impaired loans	$52,756	$—	$—	$52,756
Loans held for sale - mortgage	42,027	—	42,027	—
Loans held for sale - other assets	213	—	—	213
Foreclosed assets	8,575	—	—	8,575

Total assets at fair value	$103,571	$—	$42,027	$61,544

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below:

Loans: For variable-rate loans that re-price frequently and with no significant changes in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered. An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk. These loans are considered Level 3, as the valuation is determined using discounted cash flow methodology.

Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Deposits are considered Level 3, as the valuation is determined using discounted cash flow methodology.

Federal Home Loan Bank Advances: The fair values of our Federal Home Loan Bank advances are provided by the Federal Home Loan Bank of Atlanta and represent mathematical approximations of market values derived from their proprietary models as of the close of business on the last business day of the quarter and therefore, we consider these advances Level 3.

Subordinated Debt: The values of our subordinated debt are variable rate instruments that re-price on a quarterly basis; therefore, carrying value is adjusted for the three month re-pricing lag in order to approximate fair value. Subordinated debt is Level 3, as the valuation is determined using discounted cash flow methodology.

Off-Balance-Sheet Financial Instruments: The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2012 and 2011, the fair value of loan commitments and stand-by letters of credit was immaterial.

The estimated fair values of our financial instruments at December 31 are as follows:

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$89,949	89,949	$99,970	$99,970
Investment securities	553,476	553,476	477,964	477,964
Mortgage loans held for sale	37,778	37,778	42,027	42,027
Loans, net	2,049,769	1,884,523	1,998,842	1,839,635
Accrued interest receivable	8,265	8,265	8,908	8,908

Financial liabilities:
Deposits	$2,484,324	2,497,277	$2,395,600	$2,409,959
Federal Home Loan Bank advances	55,000	59,864	60,000	64,395
Subordinated debt	32,991	32,937	32,991	32,930
Accrued interest payable	1,682	1,682	2,122	2,122

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 19. Segment Information

We operate in three business segments, organized around the different products and services offered:

•	Commercial Banking

•	Mortgage Banking

•	Wealth Management

Commercial Banking includes commercial, business and retail banking. This segment provides customers with products such as commercial loans, small business loans, real estate loans, business financing and consumer loans. In addition, this segment provides customers with several choices of deposit products including demand deposit accounts, savings accounts and certificates of deposit. Mortgage Banking engages primarily in the origination and acquisition of residential mortgages for sale into the secondary market on a best-efforts basis. Wealth Management provides investment and financial advisory services to businesses and individuals, including financial planning, retirement planning, estate planning, trust and custody services, investment management, escrows, and retirement plans.

Information about the reportable segments and reconciliation of this information to the consolidated financial statements at and for the twelve months ended December 31, 2012, 2011 and 2010 is as follows:

At and for the Twelve Months Ended December 31, 2012:

	Commercial Bank	Mortgage Banking	Wealth Management	Other	Intersegment Elimination	Consolidated

Net interest income	$97,206	$742	$—	$(1,371)	$—	$96,577
Provision for loan losses	5,550	—	—	—	—	5,550
Noninterest income	25,365	8,616	5,253	105	(4,996)	34,343
Noninterest expense	87,846	6,878	4,493	907	(4,996)	95,128
Provision for income taxes	7,886	744	228	(779)	—	8,079

Net income (loss)	$21,289	$1,736	$532	$(1,394)	$—	$22,163

Total Assets	$2,976,470	$38,075	$602	$469,378	$(461,321)	$3,023,204
Average Assets	$2,916,051	$21,924	$508	$461,310	$(454,152)	$2,945,641

At and for the Twelve Months Ended December 31, 2011:

	Commercial Bank	Mortgage Banking	Wealth Management	Other	Intersegment Elimination	Consolidated

Net interest income	$96,659	$895	$—	$(1,133)	$—	$96,421
Provision for loan losses	12,700	—	—	—	—	12,700
Noninterest income	22,562	8,122	5,045	106	(4,784)	31,051
Noninterest expense	85,842	7,667	4,399	1,159	(4,784)	94,283
Provision for income taxes	4,794	405	194	(789)	—	4,604

Net income (loss)	$15,885	$945	$452	$(1,397)	$—	$15,885

Total Assets	$2,868,332	$42,894	$415	$451,866	$(445,579)	$2,917,928
Average Assets	$2,896,875	$24,854	$444	$465,607	$(457,354)	$2,930,426

At and for the Twelve Months Ended December 31, 2010:

	Commercial Bank	Mortgage Banking	Wealth Management	Other	Intersegment Elimination	Consolidated

Net interest income	$93,535	$1,549	$—	$(1,074)	$—	$94,010
Provision for loan losses	22,850	—	—	—	—	22,850
Noninterest income	24,976	7,101	4,757	720	(4,285)	33,269
Noninterest expense	83,442	7,695	3,975	2,132	(4,285)	92,959
Provision for income taxes	2,130	286	234	(945)	—	1,705

Net income (loss)	$10,089	$669	$548	$(1,541)	$—	$9,765

Total Assets	$2,870,097	$52,788	$473	$462,991	$(445,907)	$2,940,442
Average Assets	$2,919,449	$39,790	$541	$462,758	$(445,794)	$2,976,744

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 20. Regulatory Matters

We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated and subsidiary bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action under FDICIA, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require both the consolidated company and our subsidiary bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Total capital, Tier 1 capital, risk-weighted assets and average assets are all defined in the regulations. As of December 31, 2012 and 2011, we and our subsidiary bank met all capital adequacy requirements to which we are subject.

As of December 31, 2012, the most recent notification from the FRB and the FDIC categorized the subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed our category.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital (to Risk Weighted Assets):
Consolidated	$368,046	16.86%	$174,623	8.00%	N/A	N/A
StellarOne Bank	$353,423	16.23%	$174,233	8.00%	$217,792	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$340,727	15.61%	$87,311	4.00%	N/A	N/A
StellarOne Bank	$326,164	14.98%	$87,117	4.00%	$130,675	6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$340,727	11.92%	$114,379	4.00%	N/A	N/A
StellarOne Bank	$326,164	11.44%	$114,077	4.00%	$142,596	5.00%

As of December 31, 2011:
Total Capital (to Risk Weighted Assets):
Consolidated	$348,713	16.42%	$169,874	8.00%	N/A	N/A
StellarOne Bank	$332,319	15.69%	$169,468	8.00%	$211,836	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$322,093	15.17%	$84,937	4.00%	N/A	N/A
StellarOne Bank	$305,762	14.43%	$84,734	4.00%	$127,101	6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$322,093	11.41%	$112,928	4.00%	N/A	N/A
StellarOne Bank	$305,762	10.86%	$112,653	4.00%	$140,816	5.00%

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 21. Parent Company Only Financial Statements

STELLARONE CORPORATION

(Parent Company Only)

Balance Sheets

As of December 31

	2012	2011
Assets
Cash and due from banks	$7,321	$8,606
Investment in subsidiaries	453,546	434,072
Premises and equipment, net	274	926
Bank owned life insurance	1,951	1,878
Deferred income tax asset	2,379	2,258
Other assets	3,907	4,126

Total assets	$469,378	$451,866

Liabilities
Subordinated debt	$32,991	$32,991
Other liabilities	4,745	4,702

Total liabilities	37,736	37,693

Stockholders’ Equity
Common stock	22,889	22,819
Additional paid-in capital	271,747	271,080
Retained earnings	127,099	110,940
Accumulated other comprehensive income, net	9,907	9,334

Total stockholders’ equity	431,642	414,173

Total liabilities and stockholders’ equity	$469,378	$451,866

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

STELLARONE CORPORATION

(Parent Company Only)

Statements of Income

Years Ended December 31

	2012	2011	2010
Income
Dividends from subsidiaries	$5,000	$27,500	$9,200
Interest on investments	35	32	32
Management fee income	1,725	1,570	28,235
Losses on sale of securities	—	—	7
Impairments of equity securities available for sale	—	—	(110)
Miscellaneous income	72	74	790

Total income	6,832	29,176	38,154

Expenses
Compensation and employee benefits	1,908	1,751	18,423
Equipment	43	69	4,003
Professional fees	179	266	2,299
Director fees	102	97	99
Interest	1,372	1,133	1,074
Other operating expenses	509	546	5,541

Total expenses	4,113	3,862	31,439

Income before income tax benefit and undistributed equity in subsidiary	2,719	25,314	6,715

Income tax benefit	779	789	945

Income before undistributed equity in subsidiary	3,498	26,103	7,660

Undistributed earnings (losses) in subsidiary	18,665	(10,218)	2,105

Net income	$22,163	$15,885	$9,765

Basic net income per common share available to common shareholders	$0.96	$0.59	$0.35

Diluted net income per common share available to common shareholders	$0.96	$0.59	$0.35

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

STELLARONE CORPORATION (Parent Company Only) Statements of Cash Flows Years Ended December 31
	2012	2011	2010
Cash Flows from Operating Activities
Net income	$22,163	$15,885	$9,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35	48	1,790
Deferred tax expense (benefit)	17	(526)	(561)
Employee benefit plan expense	—	—	126
Stock-based compensation expense	946	794	658
Losses on sales of securities available for sale	—	—	7
Impairments of equity securities available for sale	—	—	110
Amortization of security premiums and accretion of discounts, net	—	—	33
Equity in undistributed income of subsidiary	(18,665)	10,218	(2,105)
Income from bank owned life insurance	(73)	(72)	(187)
Decrease in other assets	453	4,204	1,665
(Decrease) increase in other liabilities	(122)	93	(679)

Net cash provided by operating activities	4,754	30,644	10,622

Cash Flows from Investing Activities
Proceeds from sales of securities available for sale	—	517	—
Purchase of securities available for sale	—	—	(5)
Purchase of premises and equipment	(82)	(157)	(545)
Proceeds from sale of premises and equipment	12	4,148	254
Capital contributed to subsidiary	—	—	(30,000)

Net cash (used) provided by investing activities	(70)	4,508	(30,296)

Cash Flows from Financing Activities
Proceeds from exercise of stock options	35	310	511
Payment to repurchase preferred stock	—	(30,000)	—
Cash dividends paid	(6,004)	(4,896)	(5,159)

Net cash used by financing activities	(5,969)	(34,586)	(4,648)

(Decrease) increase in cash and cash equivalents	(1,285)	566	(24,322)

Cash and Cash Equivalents
Beginning	8,606	8,040	32,362

Ending	$7,321	$8,606	$8,040

STELLARONE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share data)

Note 22. Unaudited Interim Financial Information

The results of operations for each of the quarters during the two years ended December 31, 2012 and 2011 are summarized below:

	2012 Quarter Ended

	March 31,	June 30,	September 30,	December 31,

Interest income	$28,958	$28,934	$28,843	$28,321
Interest expense	5,063	4,754	4,544	4,118

Net interest income	23,895	24,180	24,299	24,203
Provision for loan losses	850	1,400	1,900	1,400

Total net interest income after provision	23,045	22,780	22,399	22,803
Non interest income	8,022	8,197	8,707	9,417
Non interest expense	23,452	24,328	23,594	23,754

Income before income taxes	7,615	6,649	7,512	8,466
Income tax expense	2,114	1,768	1,952	2,245

Net income	$5,501	$4,881	$5,560	$6,221

Net income per share
basic	$0.24	$0.21	$0.24	$0.27
diluted	$0.24	$0.21	$0.24	$0.27

	2011 Quarter Ended

	March 31,	June 30,	September 30,	December 31,

Interest income	$30,305	$30,369	$30,394	$29,793
Interest expense	6,443	6,326	6,151	5,520

Net interest income	23,862	24,043	24,243	24,273
Provision for loan losses	4,500	3,150	3,300	1,750

Total net interest income after provision	19,362	20,893	20,943	22,523
Non interest income	7,495	7,521	7,776	8,259
Non interest expense	23,360	23,220	23,258	24,445

Income before income taxes	3,497	5,194	5,461	6,337
Income tax expense	625	1,169	1,242	1,568

Net income	$2,872	$4,025	$4,219	$4,769

Preferred stock dividends	(370)	(354)	(223)	(271)
Accretion of preferred stock discount	(96)	(366)	(73)	(702)

Net income available to common shareholders	$2,406	$3,305	$3,923	$3,796

Net income per share
basic	$0.11	$0.14	$0.17	$0.17
diluted	$0.11	$0.14	$0.17	$0.17